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EXHIBIT 21.1

DG FASTCHANNEL, INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation
Unicast EMEA, Ltd.	United Kingdom
Unicast Germany GmbH	Germany
MediaMind Technologies, Inc	United States
MediaMind Technologies Ltd.	Israel
MediaMind Technologies Mexico SA DE CV.	Mexico
MediaMind Technologies K.K.	Japan
MediaMind Technologies LTD	United Kingdom
Eyeblaster Propaganda Digital Do Brazil LTDA	Brazil
MediaMind Technologies Hong Kong Limited.	Hong Kong
MediaMind Technologies (Shanghai) Ltd.	P.R. China
MediaMind Technologies (Taiwan) Limited.	Taiwan
MediaMind SARL	France
MediaMind Technologies Pty. Ltd	Australia
MediaMind Technologies GmbH.	Germany
MediaMind Spain, SL.	Spain
Viewpoint Japan Co. Ltd	Japan
DG International Holding Corp	United States
DG FastChannel Canada, ULC.	Canada
EyeWonder, LLC.	United States
EyeWonder Australia Ptd Ltd	Australia
EyeWonder Europe GmbH	Switzerland
Richer Media Limited t/a EyeWonder.	Ireland
EyeWonder Benelux, BV.	The Netherlands
EyeWonder Spain, SL	Spain
EyeWonder GmbH	Germany
Chors GmbH.	Germany

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  EXHIBIT 21.1
DG FASTCHANNEL, INC. AND SUBSIDIARIES